EXHIBIT 11

STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

	Three Months	Three Months
	Ended	Ended
	June 30, 2005	June 30, 2004

Net Income	$438,652	192,051

Weighted average shares outstanding
for basic EPS computation	974,143	974,473

Reduction for common shares not yet
released by Employee Stock Ownership Plan	(12,551)	(29,287)

Total weighted average common shares
outstanding for basic computation	961,592	945,186

Basic earnings per share	$0.46	$0.20

Total weighted average common shares
outstanding for basic computation	961,592	945,186

Common stock equivalents due to
dilutive effect of stock options	57,011	80,287

Total weighted average common shares and
equivalents outstanding for diluted
computation	1,018,603	1,025,473

Diluted earnings per share	$0.43	$0.19

	Six Months	Six Months
	Ended	Ended
	June 30, 2004	June 30, 2004

Net Income	$582,337	457,219

Weighted average shares outstanding
for basic EPS computation	977,790	969,487

Reduction for common shares not yet
released by Employee Stock Ownership Plan	(16,734)	(33,470)

Total weighted average common shares
outstanding for basic computation	961,056	936,017

Basic earnings per share	$0.61	$0.49

Total weighted average common shares
outstanding for basic computation	961,056	936,017

Common stock equivalents due to
dilutive effect of stock options	58,289	79,175

Total weighted average common shares and
equivalents outstanding for diluted
computation	1,019,345	1,015,192

Diluted earnings per share	$0.57	$0.45